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                                                                   EXHIBIT 11.1


                   COMPUTATION OF NET LOSS PER COMMON SHARE
             (unaudited; in thousands, except per share amounts)




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

                                                     Three Months Ended             Six Months Ended
                                                       December 31,                   December 31,
                                                  -----------------------        --------------------
                                                  1996               1995        1996            1995
                                                  ----               ----        ----            ----
WEIGHTED AVERAGE SHARES:
Common shares outstanding                               9,742         8,678        9,723         8,456
Common equivalent shares, treasury stock method             -             -            -             -
                                                     --------       -------       ------      --------
                                                        9,742         8,678        9,723         8,456
                                                    =========      ========      =======      ========
NET LOSS PER COMMON SHARE
Net loss                                            $  (2,762)     $(12,864)     $(7,693)     $(11,354)
Shares used in per common share computation             9,742         8,678        9,723         8,456
Net loss per common share                           $   (0.28)     $  (1.48)     $ (0.79)     $  (1.34)
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